Exhibit 10.11

Technological Services Agreement

On Horizontal Water Jet Drilling for Daqing Oil Field

Project Title:	Technological Services for Horizontal Water Jet Drilling for Daqing Oil Field

Party A:	Daqing Huajian Oil Technology Services Co., Ltd.

Party B:	Tianjin New Highland Science Development Co., Ltd.

Place of Execution: Daqing City

Date of Execution: April 1, 2010

Party A:	Daqing Huajian Oil Technology Services Co., Ltd.

Party B:	Tianjin New Highland Science Development Co., Ltd.

This Agreement is made and signed into by and between Party A and Party B on the basis of equal status, volition, and friendly consultation, with regard to the technological services that Party B agrees to provide Party A for horizontal water jet well drilling in Daqing Oil Field, so as to clarify the rights and obligations for both parties, who shall perform the Agreement with full responsibility and credibility.

WHEREAS,

1              The Content and Scope of Technological Services

In accordance with the design principles and construction technological requirements that Party A specifies, Party B shall fulfill the following aspects of work:

1.1           Responsible to complete the project construction work of horizontal water jet well drilling under the terms of the Agreement.

1.2           Provide the tools, instruments, equipment, and facilities as required for the delivery of technological services for horizontal water jet well drilling, responsible for the adjustment, installation, and operation of its self-provided equipment and tools, and responsible for the dismantling, repair, and maintenance, so that the equipment and tools remain in good conditions during the time of project construction.

1.3           Complete the plan of construction design for horizontal water jet well drilling, and produce plan modifications according to the actual conditions of on-site construction.

1.4           Submit to Party A formal documents, including but not limited to the technological plan and the technology summary for horizontal water jet well drilling.

2              Term of Technological Services

2.1           The term of technological services pursuant to the provisions of this Agreement is two (2) years, starting from the date whereby this Agreement is signed into effect.

3              Responsibilities and Obligations of Party A

3.1           Part A shall provide the technological conditions as required for the delivery of technological services indicated in this Agreement, and ensure that the necessary equipment and downhole water jet units work properly, so as to facilitate Party B’s efforts to provide the technological services in accordance with the terms of this Agreement.

3.2           Party A shall be responsible to submit to Party B requests for technological services, and timely and accurately provide Party B with the geological design needed for the performance of this Agreement, including the relevant data and documents on geological strata and wells.

3.3           Party A shall be responsible to organize and make available a working team with which to support the construction work of horizontal water jet well drilling, shall be responsible to provide the necessary water sources and electricity power and shall be responsible to cover all the resultant costs. With regard to strata that contain H2S, Party A shall be responsible to provide the necessary protective equipment and measures. Party B shall not be held accountable for any accidents and/or construction delays due to the quality defects of the aforementioned supporting services that Party A is required to provide.

3.4           Party A shall notify Party B of the on-site arrival date(s) of staff, equipment and tools seven (7) days in advance.

3.5           Party A shall review the construction design of the well in question submitted by Party B, shall verify the construction design plan that Party B modifies onsite, any special work plan, and the written instruction of work to be communicated downhole, and shall be responsible for all the technological duties outside of the scope of the technological services specified in this Agreement.

3.6           Party A has the right to check the credentials and work capabilities of Party B’s staff, and any staff failing to meet the mutually agreed requirements between Party A and Party B will be replaced within the limit of seven (7) days. Party B shall cover the resulting costs.

3.7           Party A has the right to check the quality and safety of the equipment and instruments rented by Party B as well as the right to forbid the use of any equipment or instrument which does not comply with the pre-agreed standards between the two parties. Representatives from Party A have the right to check, at any time, the onsite duty performance status of engineers from Party B.

3.8           Party A shall collaborate on the efforts of sending injured or sick onsite personnel in an emergency state to the hospital for emergency care, and the medical costs shall be covered by whoever is held accountable for that matter.

3.9           Considering that the instruments and downhole equipment of Party B entail particular strata features, if relevant strata features do not meet the construction requirements of such instruments and equipment of Party B, Party A may not force Party B to deliver equipment downhole and carry out construction work.

3.10         In the case of abnormal situations downhole, Party A shall proactively coordinate with Party B in taking counter-measures, and construction work may not be resumed until such complicated situations are resolved.

4              Responsibilities and Obligations of Party B

4.1           Party B shall provide this project with professional technicians who must have onsite construction work experiences and competence for this technological services project.

4.2           Upon the receipt of Party A’s notification, Party B shall timely organize and dispatch its staff, equipment, and instruments to the site at the date/time designated by Party A.

4.3           Party B shall provide the specialized tools, drilling tools, instruments, and supplementary parts as required for the project, and be responsible for their dismantling, maintenance, and repair, so that they remain in good conditions at any point of time.

4.4           Party B shall complete the construction design for the well(s) in question in accordance with the technological requirements of Party A, as well as its geological design and engineering design. Party B shall provide the technological services for horizontal water jet drilling on the basis of the construction design reviewed and approved by Party A.

4.5           Party B shall specify in writing the requirements, measures and drilling tools combinations for onsite construction work, as well as the supporting work demanded of Party A and shall deliver such document to the team leader of Party A, who shall then direct the work instructions to the well-repair team.

4.6           During the course of onsite construction work, construction personnel from Party B shall discuss the construction measures with representatives from Party A according to the actual circumstances of construction.

4.7           Party B shall abide by all the rules and regulations that Party A has made for the zones of production and living, and comply with Party A’s supervision.

4.8           Party B shall be responsible to dispatch its employees to reach locations designated by Party A at time/date designated by Party A.

4.9           Party B shall ensure that its employees strictly follow the ethnic group-related laws, regulations, and policies in the area and respect the customs of the ethnic groups. Party B shall be held solely accountable for the legal and economic liabilities arising from its noncompliance.

4.10         During the course of construction work, Party B shall be responsible to bear the economic losses arising from any destruction, damage, drill-burying, drill-sticking and similar circumstance of its instruments, tools, and equipment, if such is its own fault; if not, whoever is responsible shall bear the economic losses.

4.11         Party B shall strictly follow relevant national requirements for safe production as well as industry-wide specifications. Party B shall be solely and fully responsible for accidents if they are its own fault. If not, whoever has caused them shall bear full liabilities.

4.12         Party B shall strictly follow national requirements for environmental protection as well as industry-wide specifications in this regard. Party B shall be solely and fully responsible for accidents of environmental destruction and pollution if they are its own fault. If not, whoever has caused them shall bear full liabilities.

4.13         If accidents are caused by unbalancing, Party A shall bear full liabilities.

5              Work Relationship Between Party A and Party B

5.1           Party B shall fully provide the construction services hereunder in accordance with the request of Party A, while Party A shall require its working team to coordinate with Party B proactively. The two parties shall support and help each other so as to ensure the successful completion of the construction work under this Agreement.

5.2           Party A has the right to check, at any point of time, the status of the technological services delivered by Party B in respect of the project(s) agreed hereunder, so as to verify whether Party B’s construction plan complies with the standards set out under the provisions of this Agreement.

5.3           As long as the construction plan proposed by Party B is reasonable and feasible, it is proper for Party A to send it as instructions for the work units. In the event that representatives from Party A raise objections to the construction plan, the written instructions of Party A shall be regarded as the official ones.

6              Fee, Billing Settlement, and Project Acceptance

6.1           Fee for horizontal water jet drilling technological services:

The fee for the project (technological service fee and training fee) shall be based on the actual horizontal footage, at the rate of 2,500 RMB/meter.

6.2           Payment method:

Payments shall be made on a monthly basis, on the basis of the actual horizontal footage verified and accepted for the month.

6.3           If construction cannot be completed as designed due to geological and/or environmental reasons, the parties agree to early terminate the contract work of horizontal water jet drilling. The payments for water jet drilling shall be based on the actual work volume.

6.4           If Party A decides to make changes or adjustments to the construction design according to the actual conditions of onsite construction, it shall cover the resultant costs.

6.5           Upon the completion of construction for each well, Party A shall verify it according to construction design, in which process Party B shall provide the necessary facilitation. Verification shall be completed within ten (10) days after the completion of Party B’s work. If Party A fails to complete verification without any justifiable reasons, the work in question shall be deemed to have passed verification. If the work does not pass verification according to the construction design, Party B shall immediately make correction, and shall cover all the costs during the course of correction. After correction, Party A shall conduct verification in the same manner as set out above. Party A shall issue an acceptance document upon successful completion of the verification.

7              Force Majeure and Exemption from Liabilities

7.1           In the event that this Agreement cannot be performed or cannot continue to be performed due to force majeure (such as floods, inclement weather, and earthquake), neither party shall be liable to the other party for any breach of contract liabilities, nor shall the two parties be liable to compensate each other for any economic losses resulting from such uncontrollable and unpredictable natural disasters, except where any party hereto is obligated to predict and prevent the same under the terms of this Agreement. After force majeure ends, the parties shall consult each other as to whether to continue to perform this Agreement.

7.2           If, during the course of construction, construction is discontinued due to reasons attributable to Party A, geological or strata structural factors, or natural disasters or other force majeure events, Party B shall not bear any liabilities for the direct or indirect losses caused by the same to Party A. Discontinuation of construction due to such reasons shall not exempt Party A from its obligations to make payments to Party B for the portion of construction already completed.

8              Early Termination or Suspension

8.1           Each party has the right to terminate the Agreement early or suspend it on the strength of any serious fault of the other party in the performance of this Agreement.

8.2           If, due to its change of plan or similar reasons, Party A proposes to terminate the Agreement early, it shall make payments to Party B for its services on the basis of the actual work volume of Party B, provided that in all cases the equipment relocation expenses shall always be borne by Party A.

8.3           If, during the course of construction, construction is prevented from being continued by reasons attributable to Party A, geological or strata structural factors, or natural disasters or other force majeure events, Party A and Party B may by mutual agreement terminate the Agreement early.

9              Resolution of Disputes

9.1           If any dispute arises during the performance of the Agreement, both parties shall prioritize friendly negotiation as the form of dispute resolution. If negotiation fails, the parties shall bring a proceeding before the competent People’s Court in the location where the Agreement is signed into effect.

10            Miscellaneous

10.1         The two parties may by mutual agreement make changes to part of the provisions herein and/or sign a supplementary contract in connection with any significant difficult technological problem or any matter not covered hereunder which may arise during the performance of this Agreement. Changes to the Agreement shall be effected in writing and shall be signed and sealed by the two parties.

10.2         Notifications, reports, correspondences and the like needed for the performance of this Agreement shall be delivered in written form to the locations that each party designates.

10.3         All written and electronic materials completed during the course of the parties’ cooperation in connection with any well, including but not limited to geological data and construction technological plans, shall be unconditionally transferred to Party A, and Party B shall not retain any of them. Unless permitted by Party A, Party B shall not disclose any such materials to a third party; otherwise, Party B shall be held accountable for breach of confidentiality.

10.4         The Agreement enters into effect as of the date of execution by the parties and ends as of full settlement of all payments hereunder.

10.5         The Agreement is signed in four (4) copies, with each party holding two (2) of them. This Agreement becomes effective upon execution and sealing by both parties.

Party A:	Daqing Huajian Oil Technology Services Co., Ltd.

(Seal)

/s/ Cao Wenxi

(Name of Authorized Representative)

Name: Cao Wenxi

Date of Execution: April 1, 2010

Place of Execution: Daqing

Party B:	Tianjin New Highland Science Development Co., Ltd.

(Seal)

/s/ Xin Guoqiang

(Name of Authorized Representative)

Name: Xin Guoqiang

Date of Execution: April 1, 2010

Place of Execution: Daqing